Exhibit 99.1
FOR IMMEDIATE RELEASE

Contacts:	Ivan Donaldson	Daniel Francisco
	Investor Relations	Media Relations
	idonaldson@micron.com	dfrancisco@micron.com
	(208) 368-4093	(208) 368-5584

MICRON TECHNOLOGY, INC., REPORTS RESULTS FOR THE
THIRD QUARTER OF FISCAL 2016

BOISE, Idaho, June 30, 2016 – Micron Technology, Inc., (NASDAQ: MU) today announced results of operations for its third quarter of fiscal 2016, which ended June 2, 2016. Revenues for the third quarter of fiscal 2016 were $2.90 billion and were slightly lower compared to the second quarter of fiscal 2016 and 25 percent lower compared to the third quarter of fiscal 2015. Cash flows from operations were $389 million for the third quarter of fiscal 2016.

GAAP Income and Per Share Data – On a GAAP(1) basis, net loss attributable to Micron shareholders for the third quarter of fiscal 2016 was $215 million, or ($0.21) per diluted share, compared to net loss of $97 million, or ($0.09) per diluted share, for the second quarter of fiscal 2016.

Non-GAAP Income and Per Share Data – On a non-GAAP(2) basis, net loss attributable to Micron shareholders for the third quarter of fiscal 2016 was $79 million, or ($0.08) per diluted share, compared to net loss of $48 million, or ($0.05) per diluted share, for the second quarter of fiscal 2016. For a reconciliation of GAAP to non-GAAP results, see the accompanying financial tables and footnotes.

"Although we have made good progress in deploying our advanced DRAM and NAND technologies, we continue to face challenging market conditions," said Micron CEO Mark Durcan. "To address the current market environment and strengthen our competitive position, we are implementing a number of initiatives to reduce costs, drive greater efficiencies, and increase focus on our strategic priorities."

The initiatives, which include a global workforce reduction, are expected to save the company over $300 million in fiscal 2017.

Revenues for the third quarter of fiscal 2016 were slightly lower compared to the second quarter of fiscal 2016 as increases in sales of DRAM products were offset by decreases in sales of trade Non-Volatile products. DRAM revenues increased in the third quarter of fiscal 2016 as a result of a 22 percent increase in unit sales partially offset by an 11 percent decline in average selling prices. Sales of trade Non-Volatile products decreased due to a 10 percent decrease in units sales and a six percent decline in average selling prices. The company's overall consolidated gross margin of 17 percent for the third quarter of fiscal 2016 was three percent lower compared to the second quarter primarily due to lower average selling prices partially offset by manufacturing cost reductions.

Investments in capital expenditures for the third quarter of fiscal 2016 were $1.69 billion. The company ended the third quarter of fiscal 2016 with cash and marketable investments of $5.65 billion.

The company will host a conference call Thursday, June 30, 2016 at 2:30 p.m. MT to discuss its financial results. The call, audio, and slides will be available online at http://edge.media-server.com/m/p/4thwofg6. A webcast replay will be available on the company's website until June 30, 2017. A taped audio replay of the conference call will also be available at 1-404-537-3406 or 1-855-859-2056 (conference number: 29438318) beginning at 5:30 p.m. MT, Thursday, June 30, 2016 and continuing through Friday, July 8, 2016. For Investor Relations and other company updates, follow @MicronTech on Twitter at https://twitter.com/MicronTech.

Micron Technology, Inc., is a global leader in advanced semiconductor systems. Micron's broad portfolio of high-performance memory technologies—including DRAM, NAND, and NOR Flash—is the basis for solid state drives, modules, multichip packages, and other system solutions. Backed by more than 35 years of technology leadership, Micron's memory solutions enable the world's most innovative computing, consumer, enterprise storage, networking, mobile, embedded, and automotive applications. Micron's common stock is traded on the NASDAQ under the MU symbol. To learn more about Micron Technology, Inc., visit www.micron.com.

(1) GAAP represents U.S. Generally Accepted Accounting Principles.
(2) Non-GAAP represents GAAP excluding the impact of certain activities which the company's management excludes in analyzing the company's operating results and understanding trends in the company's earnings. Non-GAAP also includes the impact on shares used in per share calculations of the company's outstanding capped call transactions. For a reconciliation of GAAP to non-GAAP results, see the accompanying financial tables and footnotes.

MICRON TECHNOLOGY, INC.
CONSOLIDATED FINANCIAL SUMMARY
(in millions except per share amounts)

	3rd Qtr.	2nd Qtr.	3rd Qtr.	Nine Months Ended
	June 2, 2016	March 3, 2016	June 4, 2015	June 2, 2016	June 4, 2015
Net sales	$2,898	$2,934	$3,853	$9,182	$12,592
Cost of goods sold	2,400	2,355	2,651	7,256	8,347
Gross margin	498	579	1,202	1,926	4,245
Selling, general, and administrative	148	175	169	502	549
Research and development	382	403	406	1,206	1,161
Other operating (income) expense, net	(5)	6	(4)	18	(36)
Operating income (loss)	(27)	(5)	631	200	2,571
Interest income (expense), net	(99)	(85)	(88)	(269)	(246)
Other non-operating income (expense), net (1)	(34)	(6)	(16)	(44)	(71)
Income tax (provision) benefit (2)	(15)	(5)	(104)	(16)	(226)
Equity in net income (loss) of equity method investees	(40)	5	68	24	400
Net (income) loss attributable to noncontrolling interests	—	(1)	—	(1)	—
Net income (loss) attributable to Micron	$(215)	$(97)	$491	$(106)	$2,428

Earnings (loss) per share:
Basic	$(0.21)	$(0.09)	$0.46	$(0.10)	$2.26
Diluted	(0.21)	(0.09)	0.42	(0.10)	2.05

Number of shares used in per share calculations:
Basic	1,036	1,036	1,073	1,035	1,072
Diluted	1,036	1,036	1,170	1,035	1,185

CONSOLIDATED FINANCIAL SUMMARY, Continued

As of	June 2, 2016	March 3, 2016	September 3, 2015
Cash and short-term investments	$4,981	$4,035	$3,521
Receivables	2,073	1,984	2,507
Inventories	2,920	2,608	2,340
Total current assets	10,110	8,805	8,596
Long-term marketable investments	671	1,108	2,113
Property, plant, and equipment, net	13,209	11,819	10,554
Total assets	27,001	24,819	24,143

Accounts payable and accrued expenses	3,599	3,087	2,611
Current debt (1)(3)	712	1,125	1,089
Total current liabilities	4,500	4,411	3,905
Long-term debt (1)(3)	8,919	6,494	6,252

Total Micron shareholders' equity	12,187	12,264	12,302
Noncontrolling interests in subsidiaries	847	975	937
Total equity	13,034	13,239	13,239

	Nine Months Ended
	June 2, 2016	June 4, 2015
Net cash provided by operating activities	$2,272	$4,178
Net cash provided by (used for) investing activities	(1,642)	(4,722)
Net cash provided by (used for) financing activities	1,703	215

Depreciation and amortization	2,360	2,062
Expenditures for property, plant, and equipment	(3,894)	(2,256)
Proceeds from issuance of debt and equipment sale-leaseback transactions	2,704	2,463
Repayments of debt	(689)	(2,051)
Cash paid to acquire treasury stock	(147)	(245)

(1)	Other non-operating income (expense) consisted of the following:

	3rd Qtr.	2nd Qtr.	3rd Qtr.	Nine Months Ended
	June 2, 2016	March 3, 2016	June 4, 2015	June 2, 2016	June 4, 2015
Loss from changes in currency exchange rates	$(5)	$(5)	$1	$(13)	$(26)
Loss on restructure of debt	(3)	—	(18)	(4)	(48)
Other	(26)	(1)	1	(27)	3
	$(34)	$(6)	$(16)	$(44)	$(71)

In the third quarter of fiscal 2016, the company recognized other non-operating expense of $30 million to write off indemnification receivables upon the resolution of uncertain tax positions. In the first nine months of fiscal 2015, the company recognized losses of $48 million from transactions to restructure its debt, including conversions, settlements, and repurchases of convertible notes, and the early repayment of a note.

(2)
Income taxes for the third quarter of fiscal 2016, second quarter of fiscal 2016, and third quarter of fiscal 2015 included provisions of $71 million, $10 million and $67 million, respectively, related to utilization of, and other changes in, deferred tax assets of MMJ and MMT. Income taxes for the third and second quarters of fiscal 2016 also included tax benefits of $52 million and $6 million, respectively, related to the favorable resolution of certain prior year tax matters. Income taxes in the first quarter of fiscal 2016 included a benefit of $41 million from business acquisition activities. Remaining taxes for fiscal 2016 and 2015 primarily reflect taxes for the company's non-U.S. operations. Income taxes for U.S. operations in fiscal 2016 and 2015 were substantially offset by changes in the valuation allowance.

(3)
On April 26, 2016, the company entered into the 2022 Term Loan B and drew an aggregate principal amount of $750 million due April 2022. The 2022 Term Loan B is collateralized by substantially all of the assets of Micron Technology, Inc. (the parent company) and Micron Semiconductor Products, Inc. ("MSP"), a subsidiary of the parent company, subject to certain exceptions and permitted liens on such assets. The assets collateralizing the 2022 Term Loan B also collateralize the 2023 Secured Notes, described below, on an equal and ratable basis, subject to certain limitations. Issuance costs for the 2022 Term Loan B totaled $16 million, which included an original issue discount of 1% of the initial aggregate principal amount.

On April 26, 2016, the company issued $1.25 billion in principal amount of 2023 Secured Notes due September 2023. The 2023 Secured Notes are collateralized by substantially all of the assets of Micron Technology, Inc. and MSP, subject to certain exceptions and permitted liens on such assets, on an equal and ratable right with the 2022 Term Loan B described above, subject to certain exceptions. Issuance costs for the 2023 Secured Notes totaled $13 million.

In connection with entering into the 2022 Term Loan B, on April 25, 2016, the company terminated its revolving credit facility entered into on December 2, 2014, and repaid the $50 million outstanding principal amount.

In the third and second quarters of fiscal 2016, the company recorded capital lease obligations aggregating $130 million and $424 million, respectively, at weighted-average effective interest rates of 3.5% and 2.7%, respectively. In the first quarter of fiscal 2016, the company drew the remaining $174 million of financing under a term loan agreement, collateralized by certain property, plant, and equipment.

MICRON TECHNOLOGY, INC.
RECONCILIATION OF GAAP TO NON-GAAP RESULTS
(in millions except per share amounts)

	3rd Qtr.	2nd Qtr.
	June 2, 2016	March 3, 2016
GAAP net income (loss) attributable to Micron	$(215)	$(97)
Non-GAAP adjustments:
Restructure and asset impairments	25	1
Amortization of debt discount and other costs	30	31
Loss on restructure of debt	3	—
(Gain) loss from changes in currency exchange rates	5	5
Other	2	—
Estimated tax effects of above items	—	(1)
Non-cash taxes from MMJ, MMT, and Inotera	71	13
Total non-GAAP adjustments	136	49
Non-GAAP net income (loss) attributable to Micron	$(79)	$(48)

Number of shares used in diluted per share calculations:
GAAP	1,036	1,036
Effect of capped calls	—	—
Non-GAAP	1,036	1,036

Diluted earnings (loss) per share:
GAAP	$(0.21)	$(0.09)
Effects of above	0.13	0.04
Non-GAAP	$(0.08)	$(0.05)

The table above sets forth non-GAAP net income (loss) attributable to Micron, diluted shares and diluted earnings (loss) per share. The adjustments above may or may not be infrequent or nonrecurring in nature but are a result of periodic or non-core operating activities of the company. The company believes this non-GAAP information is helpful to understanding trends and in analyzing the company's operating results and earnings. The company is providing this information to investors to assist in performing analyses of the company's operating results. When evaluating performance and making decisions on how to allocate company resources, management uses this non-GAAP information and believes investors should have access to similar data when making their investment decisions. The presentation of these adjusted amounts vary from numbers presented in accordance with U.S. GAAP and therefore may not be comparable to amounts reported by other companies.

The company's management excludes the following items in analyzing the company's operating results and understanding trends in the company's earnings:

•	Restructure and asset impairments;

•	Amortization of debt discount and other costs, including the accretion of non-cash interest expense associated with the company's convertible debt and the MMJ installment debt;

•	Loss on restructure of debt;

•	(Gain) loss from changes in currency exchange rates;

•	The estimated tax effects of above items; and

•	Non-cash taxes related to utilization of, and other changes in, deferred tax assets of MMJ, MMT, and Inotera (an equity method investment of the company).

Non-GAAP diluted shares include the impact of the company's outstanding capped call transactions, which are anti-dilutive in GAAP earnings per share but are expected to mitigate the dilutive effect of the company's convertible notes. The anti-dilutive effect of the capped calls is based on the average share price for the period the capped calls are outstanding during the quarter.